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                                                             EXHIBIT 1.A.(5)(c)



                         WAIVER  OF  DEDUCTION  RIDER


BENEFIT When we receive proof that the insured is totally disabled as defined in the section entitled Disability Defined, we will waive the monthly deductions due after the start of and during [your] continued total disability subject to the terms below.

DISABILITY          Disability means that as a result of bodily injury or
DEFINED             disease starting after the date of issue, the insured is
                    totally disabled so that the insured:
                    1.    is and for a continuous period of at least six months
                          has been prevented from working in any occupation for which the insured is reasonably qualified by education, training or experience; or
                    2.    has suffered total and irrecoverable loss of the
                          sight of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

START OF            Disability must start:
DISABILITY          1.    while this policy and rider are in force, and
                    2.    before the insured reaches attained age 60.

NOTICE OF           Written notice of disability must be received by us at
DISABILITY          the home office during the insured's continuing
                    disability unless it can be shown that notice was given as soon as reasonably possible. No monthly deduction will be waived which became due more than 12 months before receipt of written notice of claim.

GENERAL             The monthly deduction must be paid until the claim is
TERMS               approved. If the claim is approved, we will credit the
                    accumulation account with all monthly deductions that were deducted from the accumulation account since the start of the disability.

EXCLUSIONS FROM     We will not waive monthly deductions if disability results
COVERAGE            from:
                    1.    Intentional self-inflicted injury.
                    2.    War or any act attributable to war, declared or
                          undeclared, while the insured is in the military, naval or air service of any country.
                    3.    Participation in aviation, except as a passenger.

TERMINATION OF      The owner must give proof of the insured's continuing
DISABILITY          disability upon request unless benefits are being paid
                    under Paragraph 2 of the section entitled Disability
                    Defined. This proof may require that the insured be examined by a physician acceptable to us. If this proof is not furnished within 91 days of a request, this disability benefit will end. We will notify the owner of the monthly deduction then due.

CHARGE FOR          The charge for this rider will be added to the monthly
THIS RIDER          deduction for this policy. The monthly charge for this
                    rider is a percentage of the sum of:
                    1.    the cost of insurance charge for the policy; and
                    2.    the monthly charges for any other riders attached to
                          this policy; and
                    3.    the monthly administration charge; and
                    4.    the flat extra monthly charge for a special premium
                          class, if any.

                    This percentage is based on the insured's attained age and the death benefit option. The guaranteed maximum percentages are shown in the following table.



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
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                   GUARANTEED MAXIMUM PERCENTAGES
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  Attained        Percentage         Attained          Percentage
     Age               %                Age                 %
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
    16-30              6.0
    31-40              7.0             51-55              15.0
    41-45              8.0             56-59              20.0
    46-50             10.0          60 and above           0.0
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

TERMINATION         This rider will end when:
OF RIDER            1.    the insured attains age 60 before the start of any
                          disability; or
                    2.    the policy ends; or
                    3.    the owner's signed request for termination is
                          received.

PROCEEDS Any proceeds paid under this policy will not be reduced by any monthly deductions waived under this rider.

CONTRACT This rider is subject to all the terms of this policy except as modified in this rider.

                    Attached to and made a part of this policy effective as of the date of issue of the rider.

                       FARMERS NEW WORLD LIFE INSURANCE COMPANY


                                         /s/  JEFFREY T. BLACKBURN

                     C. Paul Patsis         Jeffrey T. Blackburn
                        President                Secretary